Exhibit 99.1

NOT FOR DISTRIBUTION OR RELEASE IN THE UNITED STATES OR TO U.S. PERSONSASX Announcement19 February 2021Full Year Results webcast details Coronado Global Resources Inc (ASX: CRN) will report its Full Year Results on Friday 26 February 2021, commencing at 9.00am AEST | 10.00am AEDT. The presentation will be hosted by Mr Gerry Spindler, Managing Director and Chief Executive Officer and Gerhard Ziems, Group Chief Financial Officer.WEBCAST DETAILSInvestors will be able to access the webcast via the following link: https://webcast.boardroom.media/coronado-global-resources- inc/20210222/NaN60065df0a73010001abe4075CONFERENCE CALL DETAILSAlternatively if you would like to join by telephone, please click on the link below and then “register now”. Please follow the steps to enter your registration details then click “register”. Pre-registering will give you immediate access on the day with no need to wait for an operator. https://s1.c-conf.com/diamondpass/10012039-vsdg21.htmlThe webcast will be recorded and made available on Coronado’s website www.coronadoglobal.com.au shortly after the meeting.This announcement was authorised for release by the Disclosure Committee of Coronado Global Resources Inc.– Ends –For further information please contact:Investors Aidan Meka P: +61 428 082 954 E: ameka@coronadoglobal.com.auInvestors Matt Sullivan P: +61 412 157 276 E: msullivan@coronadoglobal.com.auMedia Brett Clegg Citadel Magnus P: +61 487 436 985About Coronado Coronado Global Resources is one of the world’s largest producers of high-quality metallurgical coal. Through our market leading expertise, we operate some of the cleanest and lowest cost mines in the industry. Coronado employs approximately 1500 people and our operations are located in two of the largest and most productive metallurgical coal basins in the world: the Bowen Basin in Queensland, Australia, and the Central Appalachian region of the USA. Our mining operations are situated close to transportation infrastructure and we supply customers throughout the Asia-Pacific, India, the Americas and Europe. With a diversified production base and significant Reserves and Resources, Coronado is well placed to grow over many years. As a reliable supplier to the steel industry, we are dedicated to making a positive contribution to the global economy; and through our sustainable business practices, to the local economies and communities where we operate.Coronado Global Resources Inc. Level 33, Central Plaza One, 345 Queen Street ARBN: 628 199 468 Brisbane QLD 4000T: +61 7 3031 7777 | F: +61 7 3229 7402 www.coronadoglobal.com.au